UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 16, 2012

TIME WARNER CABLE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33335	84-1496755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Columbus Circle, New York, New York 10023

(Address of principal executive offices)         (Zip Code)

Registrant’s telephone number, including area code: (212) 364-8200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2012, Time Warner Cable Inc. (the “Company”) and Marc Lawrence-Apfelbaum entered into an employment agreement effective as of February 16, 2012 (the “2012 agreement”) pursuant to which Mr. Lawrence-Apfelbaum will continue to serve as the Company’s Executive Vice President, General Counsel and Secretary through February 15, 2015, subject to earlier termination pursuant to its terms (the “term date”). The 2012 agreement supersedes the Company’s employment agreement with Mr. Lawrence-Apfelbaum dated June 1, 2000, as subsequently amended (the “prior agreement”). The 2012 agreement provides for (a) a minimum annual base salary of $650,000 (“base salary”); (b) an annual discretionary cash bonus (a “bonus”) with a minimum target amount of $650,000 (the “target bonus”); and (c) annual long-term incentive compensation eligibility, with the sum of the target value of the three elements being at least $2,875,000 annually (determined under the Company’s valuation methods).

As under his prior employment agreement, Mr. Lawrence-Apfelbaum is entitled to certain payments and benefits upon the Company’s termination of his employment without cause, including the Company’s material breach of his employment agreement, and in connection with his termination of employment for other reasons. A “material breach” of the 2012 agreement for purposes of a termination without cause includes (a) the Company’s failure to cause a successor to assume the Company’s obligations under the 2012 agreement; (b) Mr. Lawrence-Apfelbaum’s not being employed as the Company’s Executive Vice President, General Counsel and Secretary with authority, functions, duties and powers consistent with that position; and (c) Mr. Lawrence-Apfelbaum’s principal place of employment being anywhere other than the Company’s principal corporate offices in the New York metropolitan area. Under the prior agreement, prior to the end of each year, the Company must either offer Mr. Lawrence-Apfelbaum a three-year renewal agreement or terminate his employment without cause; this provision was not continued in the 2012 agreement.

For Cause/Voluntary Resignation. If the Company terminates Mr. Lawrence-Apfelbaum’s employment for cause (as defined in the 2012 agreement) or he resigns voluntarily prior to the term date, the Company would have no further obligations to Mr. Lawrence-Apfelbaum other than (a) to pay his base salary through the effective date of termination, (b) in certain limited cases, to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (c) to satisfy any rights Mr. Lawrence-Apfelbaum has pursuant to any insurance or other benefit plans or arrangements. Under his prior agreement, Mr. Lawrence-Apfelbaum would have had the opportunity to elect a “retirement option” pursuant to which he could have received compensation from the Company for up to four years, but this provision was not continued in the 2012 agreement.

Termination without Cause. If the Company terminates Mr. Lawrence-Apfelbaum’s employment without cause during the term, pursuant to the 2012 agreement, Mr. Lawrence-Apfelbaum will be entitled to the following payments and benefits:

•	any earned but unpaid base salary through the termination date, and any prior year bonus, determined based on performance, that was not yet paid;

•	a pro-rata portion of any bonus through the termination date, subject to the actual achievement of the performance criteria for such year;

•

annual base salary and annual cash target bonus for 36 months following the termination date (the “severance period”) based on the greater of (i) the sum of his then-current base salary and target bonus, or (ii) the sum of his base salary and target bonus in effect on the effective date of the 2012 agreement;

•	continued participation in the Company’s health and welfare benefits during the severance period unless earlier terminated due to his acceptance of other employment;

•

full acceleration and vesting of all restricted stock units (“RSUs”) granted prior to the term date of the 2012 agreement (other than those awards that are subject to performance-based vesting conditions, which would not be distributed unless and until the condition was satisfied);

•

stock options awarded during the term of the 2012 agreement will fully vest upon termination without cause (other than those awards that are subject to performance-based vesting conditions, which would not vest unless and until the condition was satisfied) and will remain exercisable pursuant to the terms of the applicable award agreement;

•

stock option awards granted prior to 2012 will continue to vest until the earlier of 36 months from the termination of his employment without cause or his commencement of other employment. At the end of the 36-month period or upon his commencement of other employment, any unvested options will vest immediately and will remain exercisable thereafter pursuant to the terms of the applicable award agreement, generally for five years (but not beyond the original term of the stock options); and

•	for one year following his notice of termination of employment, the use of office space and secretarial services provided by the Company.

Upon the expiration of Mr. Lawrence-Apfelbaum’s employment agreement, he will become an at-will employee. If Mr. Lawrence-Apfelbaum’s employment is terminated without cause while he is serving as an at-will employee after the term date, (a) he will be entitled to benefits under an executive level severance program that will provide a minimum severance benefit equal to his base salary and target bonus in effect at the time of the termination for twenty-four months from the termination date, and (b) all of his stock options and RSUs granted before the term date will be treated in the manner described above under “termination without cause” during the term of the 2012 agreement, provided that the termination is not due to Performance (as defined in certain equity award agreements).

All severance payments described above are conditioned upon Mr. Lawrence-Apfelbaum executing a release of claims.

Disability. In the event Mr. Lawrence-Apfelbaum becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period, the Company will pay him any unpaid bonus for a prior year and a pro-rata bonus for the year in which the last day of such disability period occurs (both of which will be calculated based on actual performance). In addition, Mr. Lawrence-Apfelbaum will receive a lump-sum cash payment equal to three times the greater of (i) the sum of his then-current base salary and target bonus, or (ii) the sum of his base salary and target bonus in effect on the effective date of the 2012 agreement.

Death. If Mr. Lawrence-Apfelbaum dies, the 2012 agreement and all of the Company’s obligations to make any payments under the agreement will terminate, except that Mr. Lawrence-Apfelbaum’s estate or designated beneficiary will be entitled to receive: (a) his salary to the last day of the month in which his death occurred, (b) any unpaid bonus for a prior year, and (c) a pro rata bonus for the year in which he dies (both of which will be calculated based on actual performance).

Equity Awards. Notwithstanding the definition provided therein, the term “Retirement” in Mr. Lawrence-Apfelbaum’s equity award agreements related to his stock options and RSUs shall be deemed to mean any termination of employment on or after he reaches age 55 with ten or more years of service, other than the Company’s termination of his employment for cause or by reason of Mr. Lawrence-Apfelbaum’s death or disability. Otherwise, except for the terms described above, in the event of a termination without cause, the terms of Mr. Lawrence-Apfelbaum’s equity award agreements govern his entitlements under those awards in the event of a termination of his employment with or without cause, retirement, disability, death or a change in control.

Restrictive Covenants. Consistent with his prior employment agreement, the 2012 agreement also includes confidentiality terms, as well as non-solicitation, non-competition, and non-disparagement covenants. The non-compete terms generally prohibit Mr. Lawrence-Apfelbaum from rendering services to, or investing in, a “Competitive Entity” (as defined in the agreement) for twelve months after termination of employment.

Forfeiture and “Claw-Back” Provisions. Severance and other benefit payments under the 2012 agreement cease if Mr. Lawrence-Apfelbaum accepts other employment with a Competitive Entity or breaches his restrictive covenant obligations. In addition, the Company may recover, or cause the forfeiture of certain compensation paid or awarded to, or realized by, Mr. Lawrence-Apfelbaum if the Company is required to file an adverse restatement of its financial statements and the Company’s Board of Directors, or a designated committee thereof, so requires. The Company may exercise its remedies to claw-back and satisfy repayment obligations by offsetting any amounts owed to Mr. Lawrence-Apfelbaum to the extent permitted by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER CABLE INC.

By:	/s/ Irene M. Esteves
	Name:	Irene M. Esteves
	Title:	Executive Vice President and Chief Financial Officer

Date: February 23, 2012

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